Exhibit 12.1

MONITRONICS INTERNATIONAL, INC.

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(DOLLARS IN THOUSANDS)

	Fiscal Year Ended
	June 30, 2000 Restated	June 30, 2001 Restated	June 30, 2002 Restated	June 30, 2003 Restated	June 30, 2004
Fixed Charges as Defined:
Deferred Finance Charges	423	524	1,205	1,777	2,221
Interest Expense	21,325	27,160	19,183	20,838	31,598
Rent	100	176	209	220	176

Total Fixed Charges (A)	21,848	27,860	20,597	22,835	33,995

Earnings as Defined:
Pretax Income	(2,608)	(2,487)	4,584	6,304	(7,268)
Add Fixed Charges	21,848	27,860	20,597	22,835	33,995

Earnings and Fixed Charges (B)	19,240	25,373	25,181	29,139	26,727
Ratio of earnings to fixed charges (B/A)			1.22	1.28
Insufficient to cover fixed charges (B-A)	(2,608)	(2,487)			(7,268)

MONITRONICS INTERNATIONAL, INC.

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

INCLUDING DIVIDENDS PAYABLE

(DOLLARS IN THOUSANDS)

	Fiscal Year Ended
	June 30, 2000 Restated	June 30, 2001 Restated	June 30, 2002 Restated	June 30, 2003 Restated	June 30, 2004
Fixed Charges as Defined:
Deferred Finance Charges	423	524	1,205	1,777	2,221
Interest Expense	21,325	27,160	19,183	20,838	31,598
Dividends Payable	2,940	4,603	24,689	30,940	21,018
Amort of accretion	102	114	193	214	217
Rent	100	176	209	220	176

Total Fixed Charges (A)	24,890	32,577	45,479	53,989	55,230

Earnings as Defined:
Pretax Income	(2,608)	(2,487)	4,584	6,303	(7,268)
Add fixed charges less dividends payable	21,848	27,860	20,597	22,835	33,995

Adj Earnings	19,240	25,373	25,181	29,138	26,727
Total Fixed Charges (B)	24,890	32,577	45,479	53,989	55,230
Ratio of earnings to fixed charges (B/A)
Insufficient to cover fixed charges (B-A)	(5,650)	(7,204)	(20,298)	(24,851)	(28,503)